Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

For Information Contact:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY APPOINTS BERNARD H. CHERRY TO ITS BOARD OF DIRECTORS

WALLINGFORD, CT, January 4, 2007 — Distributed Energy Systems Corp. (NASDAQ: DESC), which creates and delivers products and solutions to the emerging decentralized energy marketplace that give users greater control over their energy cost, quality and reliability, today announced the appointment of Bernard H. Cherry to its Board of Directors.

Mr. Cherry recently completed his 3-1/2-year tenure at Foster Wheeler Ltd (FWLT) as president and chief executive officer of the Foster Wheeler Global Power Group. Foster Wheeler provides design, engineering, construction, manufacturing, management, plant operations and environmental services for the power and process sectors worldwide.

Mr. Cherry has diverse experience with energy-related companies, including serving as president and chief operating officer of The Oxbow Energy and Minerals Group, an affiliate of Oxbow Corporation, an industry-leading source of solid fuel supply, bulk material logistics and clean electric power generation. He also has worked in various managerial and executive positions for General Public Utilities Corporation and United Nuclear Corporation. Mr. Cherry holds a master’s degree in nuclear engineering and a bachelor’s degree in chemistry from the University of Illinois.

“Bud Cherry has the background that enables him to combine strategic insights with deep experience in the practical, operational aspects of energy generation and industrial usage,” said Robert W. Shaw, Jr., Distributed Energy’s chairman. “We all welcome him to our board and look forward to the value he will bring in helping guide our business in national and international distributed power markets.”

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems (http://www.protonenergy.com) and Northern Power (http://www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates,” “believes,” “could,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended September 30, 2006, and other filings Distributed Energy may make from time to time with the SEC.